EXHIBIT 10.3

September 16, 2011

J. Raymond Elliott
776 Boylston Street
East 11 E
Boston, MA 02199

Dear Ray:

We are delighted that you have agreed to remain employed in the role of Senior Advisor after your resignation as President and CEO of Boston Scientific. As Senior Advisor, it is expected that you will work on transition issues with Hank Kucheman and Mike Mahoney, and also continue to play a vital role in our Leadership Academy and Close the Gap program. The terms and conditions of your offer, commencing as of October 17, 2011, are as follows.

TERM OF APPOINTMENT
Your appointment as Senior Advisor will run from October 17, 2011 through December 31, 2011, at which time you will no longer be an employee of Boston Scientific. In accordance with your resignation as President and CEO, effective October 17, 2011, you will no longer be a member of the Executive Committee of Boston Scientific. You will remain a member of the Company's Board of Directors, subject to Board approval (as defined below).

BASE SALARY AND BENEFITS
Your base salary will be $856,000 on an annualized basis, and is currently payable bi-weekly. Your position as Senior Advisor is for a minimum of 20 hours per week, and is benefits eligible.

PERFORMANCE INCENTIVE PLAN
Subject to approval by the Board of Directors and its applicable committees (the “Board”), you will be deemed eligible for a payment under the 2011 Performance Incentive Plan (PIP) at your target rate of 100% of base salary (prorated for your salary as Senior Advisor between October 17 and December 31, 2011). Your actual award will be based on your achievement of individual goals and the Company's achievement of corporate performance goals. Per your previous election, the PIP shall be paid in the form of Deferred Stock Units under the Company's 2003 Long Term Incentive Program, valued at the closing price of our common stock on the date on which your bonus is determined by the Compensation Committee, and will be fully vested upon issuance and payable on the fourth anniversary of issuance.

AIRCRAFT
During your employment as Senior Advisor, Boston Scientific will provide you with reasonable and customary personal use of corporate-owned aircraft, subject to availability, in accordance with the Company's policies in effect from time to time. All personal use of aircraft will result in imputed income based on U.S. Department of Transportation SIFL rates as required by law, and you will not be reimbursed for any taxes resulting from such imputed income.

EMPLOYMENT AT WILL
Upon acceptance of this offer you will remain an "at will" employee of Boston Scientific. This means that you will be free to resign at any time. Likewise, Boston Scientific will have the right to terminate your employment at any time with or without reason or notice. Acceptance of this offer acknowledges your understanding and acceptance of the "at will" nature of your employment.

ACCEPTANCE
This offer letter is contingent upon an acceptance date of no later than September 19, 2011;

Ray, we are fortunate that you have agreed to assist us with this transition and to provide other valuable services during this time.

Sincerely,

Pete M. Nicholas
Chairman of the Board

Agreed to and Accepted by: ________________________________    Date: _____________
J. Raymond Elliott